Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT: Terence R. Montgomery 610-480-8000 terry.montgomery@infrasourceinc.com Mahmoud Siddig 212-889-4350 mahmoud.siddig@taylor-rafferty.com
INFRASOURCE SERVICES, INC. REPORTS
PRELIMINARY FOURTH QUARTER 2006 RESULTS
MEDIA, PA — January 16, 2007 — InfraSource Services, Inc. (NYSE:IFS), one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States, today announced that, after a preliminary review of its financial results for the fourth quarter ended December 31, 2006, it now expects revenues and earnings will be higher than previous guidance. The Company now expects that revenues for the fourth quarter 2006 will be in the range of $240 to $250 million and earnings will be $0.15 to $0.17 per diluted share compared to its previous guidance of $200 to $210 million and $0.11 to $0.13 per diluted share.
David Helwig, Chairman, President and Chief Executive Officer, said “Our higher than expected revenue and earnings for the fourth quarter result from successful completion of several projects, increased customer demand for greater volumes of work at year-end and favorable weather.”
InfraSource expects to provide the details of its 2006 financial results and guidance for the first quarter 2007 in late February.
About InfraSource
InfraSource Services, Inc. (NYSE: IFS) is one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States. InfraSource designs, builds, and maintains transmission and distribution networks for utilities, power producers, and industrial customers. Further information can be found at www.infrasourceinc.com.

Safe Harbor Statement
Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “will,” “should,” “may,” and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) the impact of variations between actual and estimated costs under our contracts, particularly our fixed-price contracts; (2) project delays or cancellations; (3) the failure to meet schedule or performance requirements of our contracts; and (4) other factors detailed from time to time in our reports and filings with the Securities and Exchange Commission. Except as required by law, we do not intend to update forward-looking statements even though our situation may change in the future.
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